FREE WRITING PROSPECTUS Dated September 15, 2011	Filed Pursuant to Rule 433 Registration No. 333- 167044 Registration No. 333- 167044 -01

The depositor has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the depositor has filed with the SEC for more complete information about the issuer, the depositor and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the depositor, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Barclays Capital Inc. toll-free at 1-888-603-5847.

$500mm Ally Master Owner Trust (AMOT) 2011-4

Joint Leads: BARC (str), C, JPM Co-Mgrs: BMO, PNC, RBS, Scotia, UBS	SEC-Registered

CL	$SIZE MM	WAL	M/S	EXPCT	LEGAL	SPREAD	YIELD	PRICE	COUP
A-1	$250.000	2.98	Aaa/AAA	09/14	09/16	1ML+ 80		100%
A-2	$250.000	2.98	Aaa/AAA	09/14	09/16	IntS+ 90	1.554%	99.97381%	1.54%

TICKER:	AMOT 11-4	REGISTRATION:	PUBLIC, SEC-REGISTERED
EXPECTED SETTLE:	9/21/11	EXPECTED RATINGS:	MDY/S&P
FIRST PAY DATE:	10/17/11	ERISA ELIGIBLE:	YES
BILL & DELIVER:	BARCLAYS
DENOMINATION:	100k × 1k